Exhibit 99.1

Titan Pharmaceuticals, Inc.

FOR IMMEDIATE RELEASE

TITAN REPORTS FOURTH QUARTER 2010 FANAPT® ROYALTY

South San Francisco, CA – February 3, 2011 – Titan Pharmaceuticals, Inc. (TTNP.OB) today reported that the company expects to receive a royalty payment of approximately $409,000 on fourth quarter 2010 net sales of Fanapt (iloperidone) of approximately $5.1 million. Prescriptions for Fanapt continued a steady growth trend during the fourth quarter according to analyst reports which showed that the fourth quarter 2010 average weekly prescriptions increased to 1,876 from the third quarter 2010 average weekly prescriptions of 1,449.

About Titan Pharmaceuticals

For information concerning Titan Pharmaceuticals, Inc., please visit the Company’s website at www.titanpharm.com.

The press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company’s development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and the Company’s ability to obtain additional financing. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.

CONTACT:

Titan Pharmaceuticals, Inc.

Sunil Bhonsle

sbhonsle@titanpharm.com

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